Exhibit 99.1

CONTACT INFORMATION:

Investors and Financial Media:

Jordan Goldstein, Financial Dynamics

415-439-4500

6:30 am Eastern Time

NARA BANCORP ANNOUNCES THIRD QUARTER EARNINGS

NET INCOME OF $7.9 MILLION FOR THE QUARTER,

EARNINGS PER DILUTED SHARE OF $0.32

LOS ANGELES – October 27, 2005 – Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”) today announced preliminary unaudited results of operations for the quarter ended September 30, 2005.  The Company reported net income of $7.9 million or $0.32 per diluted share for third quarter of 2005, a 53% increase compared to net income of $5.2 million or $0.21 per diluted share for third quarter of 2004.  Sequentially, net income increased 41% compared to $5.6 million or $0.23 per diluted share for the second quarter of 2005.

Net income of $18.9 million, or $0.77 per diluted share, for the nine months ended September 30, 2005 increased 44% compared to $13.1 million, or $0.53 per diluted share, for the nine months ended September 30, 2004.  Earnings per share for 2004 reflect the two-for-one stock split declared on May 17, 2004 and paid on June 15, 2004.

Ho Yang, President and Chief Executive Officer, said, “We are extremely pleased with the continued strength in our business.  We enjoyed the best quarterly earnings in the history of our Company in the third quarter.  Our team is executing effectively, and we believe we are making good progress in meeting the requirements under the MOU.

Mr. Yang continued, “Our focus remains on continuous improvement in our business, profitability, disciplined growth and strong internal controls.  I believe our strong third quarter puts us on track for record earnings for the year.  We continue to expect our full year results will meet our previously stated outlook of earnings per diluted share of between $1.00 and $1.04.”

General Highlights:

•                  The Bank opened two new branches in Bayside, New York, and Gardena, California

•                  The Company raised additional capital through the sale of $20 million of its common stock at the market price to Dr. Chong Moon Lee, the Chairman of its Board of Directors.

•                  The board of directors declared a cash dividend of $0.0275 per common share, to be paid to shareholders of record as of October 14, 2005.

•                  Under the requirements of the MOU, the Company retained The Secura Group of Falls Church, Virginia, to conduct an organizational review.

•                  The annual meeting of shareholders took place on September 30.  Shareholders approved all proposals before the meeting, including re-electing all six members of the board of directors, amending the Certificate of Incorporation to authorize 10 million shares of undesignated preferred stock, and ratifying the appointment of Crowe Chizek and Company LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Third Quarter Financial Highlights (2005 vs. 2004):

•                  53% increase in net income to $7.9 million from $5.2 million

•                  52% increase in diluted EPS to $0.32 from $0.21

•                  39% increase in net interest income before provision for loan losses to $20.8 million from $14.9 million

•                  Improved net interest margin of 4.95% compared to 4.50%

•                  Improved efficiency ratio of 45.41% compared to 54.09%

•                  Improved annualized return on equity (ROE) of 25.92% compared to 23.02%

•                  Improved annualized return on average assets (ROA) of 1.79% compared to 1.47%

Nine Months Financial Highlights (2005 vs. 2004)

•                  44% increase in net income to $18.9 million from $13.1 million

•                  45% increase in diluted EPS to $0.77 from $0.53

•                  35% increase in net interest income before provision for loan losses to $57.1 million from $42.3 million

•                  Improved net interest margin of 4.89% compared to 4.50%

•                  Improved efficiency ratio of 48.85% compared to 56.05%

•                  Improved annualized ROE of 22.51% compared to 19.63%

•                  Improved annualized ROA of 1.53% compared to 1.30%

Balance Sheet Highlights (September 30, 2005 vs. September 30, 2004)

•                  26% increase in total assets to $1.79 billion

•                  23% loan growth to $1.43 billion

•                  23% increase in deposits to $1.54 billion

Net Interest Income

Third quarter net interest income before provision for loan losses increased 39% to $20.8 million from $14.9 million for third quarter 2004.  The increase was attributable to a $351 million increase in average interest-earning assets to $1.68 billion from $1.33 billion, as well as a 40 basis point increase in the net interest spread (yield on interest-earning assets minus the cost of funding liabilities) to 4.86% from 4.46%.  The net interest margin (net interest income divided by average interest-earning assets) also increased 45 basis points to 4.95% from 4.50%.  The net interest spread and the net interest margin for the third quarter of 2005 benefited from delinquent interest of $353 thousand received upon pay-off of a non-accrual loan.  Excluding the $353 thousand, the net interest spread was 4.77% and the net interest margin was 4.87% for the third quarter of 2005.

The weighted average yield on the loan portfolio increased 172 basis points to 8.11% from 6.39%, comparing third quarter 2005 to third quarter 2004, as the substantially prime rate-based loan portfolio repriced with each increase by the Federal Reserve.

The weighted average cost of deposits increased 111 basis points as market interest rates increased, moving to 2.48% from 1.37%, comparing third quarter 2005 to third quarter 2004.  CD costs, particularly accounts with balances of $100,000 or more, have risen by 190 basis points to 3.73% from 1.83%.  Average non-interest bearing deposits increased to $369 million from $338 million, helping to hold down the overall cost of deposits.

Sequentially, 2005 third quarter net interest income before provision for loan losses increased $1.8 million, or 9% over the second quarter.  Average interest-earning assets increased $140 million, while the net interest spread and the net interest margin, excluding the delinquent interest on the non-accrual loan mentioned above, decreased nine and seven basis points, respectively, for the third quarter of 2005 as compared to the second quarter of 2005.

Non-interest Income

Non-interest income decreased $143 thousand, or 2%, to $5.8 million from $5.9 million, comparing third quarter 2005 to third quarter 2004.  The decrease was due primarily to lower service charges on deposit accounts of $286 thousand.    Service charges on deposits were lower as the Bank discontinued banking services to check-cashing businesses which generated significant fee income, and the Bank’s promotion of no fee deposit accounts.  The gains on sale of SBA loans increased primarily due to an increase in the volume of sales to $29.4 million from $26.1 million, offset by lower premiums received on sale.

Comparing third quarter 2005 to second quarter 2005, non-interest income increased $759 thousand, reflecting an increase in SBA loan sale gains of $753 thousand.  Following a change in the management of our SBA department in the first quarter of this year the volume of loans sold increased, although the premiums received on sales have declined.  SBA loans sales amounted to $14.3 million, $18.8 million and $29.4 million, sequentially, for the three quarters in 2005.

Non-interest Expense

Non-interest expense increased $785 thousand or 7% to $12.1 million from $11.3 million, comparing third quarter 2005 to third quarter 2004.  An increase in salaries and employee benefits of $575 thousand was offset by decrease in professional fees of $157 thousand.  Compensation costs were higher due to the additions to higher accrued bonuses.  During third quarter 2004, additional professional fees were incurred relating to compliance with the Sarbanes-Oxley Act.

Sequentially, third quarter 2005 non-interest expense decreased $392 thousand, or 3%, compared to the second quarter, reflecting a decrease in professional fees of $572 thousand offset by an increase in other operating costs.  Second quarter 2005 professional fees of $1.2 million included legal and accounting costs incurred due to the restatement of our prior period financial statements and related matters.

Income Taxes

The effective tax rate was 41.4% for third quarter 2005 compared to 40.1% for third quarter 2004 due primarily to lower non-taxable income in 2005.

Balance Sheet

At September 30, 2005 total assets were $1.79 billion compared to $1.51 billion at December 31, 2004, an increase of $281 million, or 19%.  The growth was primarily attributable to the growth in gross loans receivable to $1.43 billion from $1.22 billion, an increase of $205 million, or 17%.  Real estate loans increased to $877.8 million at September 30, 2005 from $717.7 million at December 31, 2004, a 22% increase.  Commercial loans, including SBA loans increased to $485.9 million at September 30, 2005 from $441.9 million at December 31, 2004, an increase of 10%.

Gross loans receivable increased $40 million from June 30, 2005.

Total deposits increased to $1.54 billion at September 30, 2005 from $1.26 billion at December 31, 2004, an increase of $288 million, or 23%.  The growth in deposits was primarily attributable to the growth in time deposits, which increased to $842.6 million at

September 30, 2005 from $485.3 million at December 31, 2004, offset by an $86.3 million decline in money market accounts.  The competition for deposits has focused on time deposits as customers have sought higher rates.

Sequentially, total deposits increased $48 million compared to second quarter 2005, as time deposits increased $80 million and money market accounts decreased $30 million.  Of this decrease in money market accounts, $20 million of the decrease in money market accounts was due to the withdrawal by the Company’s chairman to purchase additional common stock of the Company.  The transaction closed on September 12, 2005.

Asset Quality

Non-performing assets at September 30, 2005 were $4.7 million, or 0.26% of total assets, compared to $2.9 million, or 0.19% of total assets at December 31, 2004 and $3.9 million, or 0.23% of total assets at June 30, 2005.

Non-performing loans at September 30, 2005 were $3.8 million, or 0.27% of total loans, compared to $2.7 million or 0.22% of total loans at December 31, 2004 and $2.9 million or 0.21% of total loans at June 30, 2005. Restructured loans were $902 thousand at September 30,2005 compared to $229 thousand a year ago. During September 2005 a $1.25 million SBA loan on non-accrual status was paid off, resulting in the recognition of approximately $353 thousand in delinquent interest income, and $206 thousand of late charges and expense reimbursements.  Non-performing loans remain at low levels and has fluctuated from 0.19% to 0.32% of total loans during the year.

Net loan charge-offs were $671 thousand for third quarter 2005, or 0.19% of average loans on annualized basis, compared to $435 thousand, or 0.15% of average loans on an annualized basis for third quarter 2004, and $896 thousand or 0.26% of average loan on a annualized basis for second quarter 2005.  The annualized net charge-off rate on average loans based on data for the nine months ended September 30, 2005 was 0.21% compared to 0.17% based on data for the same period last year.

The allowance for loan losses at September 30, 2005 was $17.1 million, or 1.20% of gross loans receivable, compared to $14.6 million or 1.20% of gross loans receivable at December 31, 2004 and $14.8 million, or 1.27% of gross loans receivable at September 30, 2004.

Performance Ratios

The annualized return on average equity for third quarter 2005 was 25.92%, a 13% improvement over the 23.02% for third quarter 2004, and a 26% improvement over the 20.57% for second quarter 2005.

The annualized return on average assets for third quarter 2005 was 1.79%, a 22% improvement over the 1.47% for third quarter 2004, and a 30% improvement over the 1.38% for second quarter 2005.

The efficiency ratio for third quarter 2005 was 45.41%, a 16% improvement over the 54.09% for third quarter 2004, and a 12% improvement over the 51.84% for second quarter 2005.

At September 30, 2005, we continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.”  The Leverage Ratio was 9.9% compared to 8.9% at December 31, 2004.  The Tier 1 Risk-based Ratio was 11.5% compared to 9.7% at December 31, 2004.  The Total Risk-based Ratio was 12.6% compared to 11.4% at December 31, 2004.  At September 30, 2005, the capital ratios were bolstered by the approximate $20 million of capital raised from the sale of common stock to the Company’s chairman of the board of directors which closed on September 12, 2005.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989.  Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea.  Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia.  Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade.  Presently, Nara Bank serves a diverse group of customers mirroring its communities.  Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing.  Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.  For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services, and pricing.  Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.

Consolidated Statement of Financial Condition

Unaudited (Dollars in Thousands)

	9/30/2005	12/31/2004	% change	9/30/2004	% change
				(Restated)
Assets

Cash and due from banks	$32,898	$27,712	19%	$29,792	10%
Federal funds sold	68,000	47,500	43%	16,200	320%
Term federal funds sold	12,000	12,000	0%	12,000	0%
Securities available for sale, at fair value	171,671	133,386	29%	123,774	39%
Securities held to maturity, at amortized cost (fair value: September 30, 2005 - $2,035; December 31, 2004 - $2,088)	2,001	2,001	0%	2,001	0%
Federal Home Loan Bank and Federal Reserve Bank stock	8,193	6,605	24%	6,261	31%
Loans held for sale, at the lower of cost or market	8,173	4,730	73%	14,865	-45%
Loans receivable	1,427,094	1,221,735	17%	1,162,295	23%
Allowance for loan losses	(17,068)	(14,627)	17%	(14,761)	16%
Net loans	1,410,026	1,207,108	17%	1,147,534	23%
Accrued interest receivable	6,862	5,124	34%	4,456	54%
Premises and equipment, net	8,020	6,870	17%	7,040	14%
Cash surrender value of life insurance	14,536	14,226	2%	12,869	13%
Goodwill	2,347	2,347	0%	2,347	0%
Intangible assets, net	3,768	4,305	-12%	4,480	-16%
Other assets	40,606	34,398	18%	35,319	15%
Total assets	$1,789,101	$1,508,312	19%	$1,418,938	26%

Liabilities

Deposits	$1,544,109	$1,255,975	23%	$1,253,162	23%
Borrowings from Federal Home Loan Bank	31,000	90,000	-66%	10,000	210%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	7,227	3,412	112%	3,543	104%
Other liabilities	27,623	18,402	50%	17,031	62%
Total liabilities	1,649,227	1,407,057	17%	1,323,004	25%

Stockholders’ Equity

Common stock, $0.001 par value; authorized 40,000,000 shares at September 30, 2005 and December 31, 2004 issued and outstanding, 25,358,142 and 23,333,338 shares at September 30, 2005 and December 31, 2004, respectively	$25	$23	9%	$23	9%
Capital surplus	68,633	44,903	53%	44,782	53%
Deferred compensation	—	(2)	-100%	(5)	-100%
Retained earnings	73,805	56,848	30%	50,832	45%
Accumulated other comprehensive income (loss), net	(2,589)	(517)	401%	302	-959%
Total stockholders’ equity	139,874	101,255	38%	95,934	46%

Total liabilities and stockholders’ equity	$1,789,101	$1,508,312	19%	$1,418,938	26%
	$—	$—		$—	—

Nara Bancorp, Inc.

Consolidated Statements of Income

Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended September 30,			Nine Months Ended September 30,
INCOME STATEMENT	2005	2004	% change	2005	2004	% change
		(Restated)			(Restated)
Interest income:
Interest and fees on loans	$29,087	$17,663	65%	$76,684	$48,473	58%
Interest on securities	1,557	1,269	23%	4,346	3,852	13%
Interest on federal funds sold and other investments	857	247	247%	1,441	516	180%
Interest on interest rate swaps	3	724	-100%	623	2,533	-75%
Total interest income	31,504	19,903	58%	83,094	55,374	50%

Interest expense:
Interest on deposits	9,628	4,283	125%	22,161	10,741	106%
Interest on other borrowings	1,103	701	57%	3,832	2,354	63%
Total interest expense	10,731	4,984	115%	25,993	13,095	98%

Net interest income before provision for loan losses	20,773	14,919	39%	57,101	42,279	35%
Provision for loan losses	970	900	8%	4,570	3,700	24%
Net interest income after provision for loan losses	19,803	14,019	41%	52,531	38,579	36%

Non-interest income:
Service fees on deposit accounts	1,553	1,839	-16%	4,712	5,902	-20%
Net gains on sales of SBA loans	1,847	1,656	12%	3,690	4,047	-9%
Net gains on sales of securities available-for-sale	1	25	-97%	143	434	-67%
Loan referral fees	—	269	-100%	—	747	-100%
Net gains (losses) on interest rate swaps	(26)	112	123%	(78)	(194)	-60%
Other than temporary impairment on securities	—	(442)	100%	—	(2,199)	100%
Other income and fees	2,413	2,472	-2%	6,530	6,483	1%
Total non-interest income	5,788	5,931	-2%	14,997	15,220	-1%

Non-interest expense:
Salaries and employee benefits	6,149	5,574	10%	17,564	17,061	3%
Occupancy	1,767	1,716	3%	5,056	4,687	8%
Furniture and equipment	504	514	-2%	1,511	1,417	7%
Advertising and marketing	506	497	2%	1,360	1,295	5%
Data processing	652	604	8%	1,940	1,807	7%
Professional fees	613	770	-20%	2,555	1,489	72%
Other	1,871	1,603	17%	5,230	4,474	17%
Total non-interest expense	12,062	11,278	7%	35,216	32,230	9%
Income before income taxes	13,529	8,672	56%	32,312	21,569	50%
Income taxes	5,600	3,480	61%	13,365	8,445	58%
Net Income	$7,929	$5,192	53%	$18,947	$13,124	44%

Earnings Per Share:
Basic	$0.33	$0.22	50%	$0.80	$0.57	40%
Diluted	$0.32	$0.21	52%	$0.77	$0.53	45%

Average Shares Outstanding
Basic	24,041,269	23,248,985		23,685,330	23,195,784
Diluted	24,780,612	24,656,954		24,684,505	24,532,076

(1)  As restated for 2004 two-for-one stock split

Nara Bancorp, Inc.

Supplemental Data

Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the three months ended September 30		(Annualized) At or for the nine months ended September 30
	2005	2004	2005	2004
Profitability measures:
ROA	1.79%	1.47%	1.53%	1.30%
ROE	25.92%	23.02%	22.51%	19.63%
Net interest margin	4.95%	4.50%	4.89%	4.50%
Efficiency ratio	45.41%	54.09%	48.85%	56.05%
Yield on average interest-earning assets	7.51%	6.00%	7.12%	5.90%
Cost of interest-bearing liabilities	3.43%	2.08%	3.00%	1.94%
Cost of interest-bearing deposits	3.26%	1.88%	2.82%	1.75%
Cost of total deposits	2.48%	1.37%	2.11%	1.24%

	For the three months ended			For the nine months ended
	9/30/2005	9/30/2004	% change	9/30/2005	9/30/2004	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$1,434,369	$1,150,604	25%	$1,359,773	$1,087,400	25%
Other interest-earning assets	244,513	176,970	38%	196,552	164,348	20%
Interest-earning assets	1,678,882	1,327,574	26%	1,556,325	1,251,748	24%
Other assets	97,163	81,512	19%	91,165	90,657	1%
Total assets	$1,776,045	$1,409,086	26%	$1,647,490	$1,342,405	23%

Savings and interest-bearing demand deposits	$365,978	$470,792	-22%	$375,312	$371,248	1%
Time deposits	814,889	438,424	86%	671,914	448,657	50%
Total interest-bearing depostis	1,180,867	909,216	30%	1,047,226	819,905	28%
Borrowings	34,392	11,558	198%	69,581	42,635	63%
Junior subordinated debentures	37,160	37,128	0%	37,152	37,122	0%
Total Interest-bearing liabilities	1,252,419	957,902	31%	1,153,959	899,662	28%
Non-interest-bearing demand deposits	369,314	338,235	9%	354,194	334,515	6%
Other Liabilities	31,949	22,718	41%	27,111	19,086	42%
Total liabilities	1,653,682	1,318,855	25%	1,535,264	1,253,263	23%
Stockholders’ Equity	122,363	90,231	36%	112,226	89,142	26%
Total liabilities and stockholders’ equity	$1,776,045	$1,409,086	26%	$1,647,490	$1,342,405	23%

	9/30/2005	12/31/2004	% change	9/30/2004	% change
LOAN PORTFOLIO ANALYSIS:

Commercial loans	$485,924	$441,940	10%	$426,694	14%
Real estate loans	877,796	717,747	22%	672,028	31%
Consumer and Other Loans	66,524	64,846	3%	66,210	0%
Loans outstanding	1,430,244	1,224,533	17%	1,164,932	23%
Unamortized Deferred Loan Fees	(3,150)	(2,798)	13%	(2,637)	19%
Loans, net of deferred loan fees	1,427,094	1,221,735	17%	1,162,295	23%
Allowance for loan losses	(17,068)	(14,627)	17%	(14,761)	16%
Loan receivable, net	$1,410,026	$1,207,108	17%	$1,147,534	23%

	For the nine months ended
	9/30/2005	9/30/2004
ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$14,627	$12,471	17%
Provision for Loan Losses	4,570	3,700	24%
Recoveries	470	550	-15%
Charge Offs	(2,599)	(1,960)	33%
Balance at End of Period	$17,068	$14,761	16%
Net charge-off/Average gross loans (Annualized)	0.21%	0.17%

	9/30/2005	12/31/2004	9/30/2004
NON-PERFORMING ASSETS
Delinquent Loans 90 days or more on Non-Accrual Status	$3,262	$2,679	$2,562
Delinquent Loans 90 days or more on Accrual Status	574	—	352
Total Non-Performing Loans	3,836	2,679	2,914
Other real estate owned	—	—	—
Restructured Loans	902	229	318
Total Non-Performing Assets	$4,738	$2,908	$3,232
Non-Performing Assets/ Total Assets	0.26%	0.19%	0.23%
Non-Performing Loans/Gross Loans	0.27%	0.22%	0.25%
Allowance for loan losses/ Gross Loans	1.20%	1.20%	1.27%
Allowance for loan losses/ Non-Performing Loans	445%	546%	507%

	9/30/2005	12/31/2004		9/30/2004
SELECTED DEPOSIT DATA
Non-interest-bearing demand deposits	$364,471	$328,326	11%	$333,850	9%
Interest-bearing demand deposits	234,973	323,477	-27%	381,563	-38%
Savings deposits	102,096	118,857	-14%	119,693	-15%
Time deposits	842,569	485,315	74%	418,056	102%
Total deposit balances	$1,544,109	$1,255,975	23%	$1,253,162	23%

	9/30/2005	12/31/2004	9/30/2004
SELECTED EQUITY DATA
Total stockholders’ equity	$139,874	$101,255	$95,934
Tier 1 risk-based capital ratio	11.45%	9.70%	9.48%
Total risk-based capital ratio	12.57%	11.39%	11.44%
Tier 1 leverage ratio	9.92%	8.91%	8.42%
Tangible equity to tangible assets	7.50%	6.30%	6.31%
Book value per share	$5.52	$4.34	$4.11
Tangible book value	$5.27	$4.05	$3.82